                                                                Exhibit (a)(22)



                            [DES MOINES TV SPOT AD]


"There's a new name in personal insurance coming to Des Moines.

We're Nationwide Insurance...the country's fourth largest auto insurer, with an A+ rating, and a 72 year history of great customer service, ethical management, and a great employee group.

You may also know us as Farmland Insurance and Wausau. We've been around a long time, but we're ready to build a new presence in Des Moines.

We're Nationwide...we're on your side.":